UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 14, 2005
TASER International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17800 North 85th Street
Scottsdale, Arizona 85255
(Address of principal executive offices, including zip code)
(480) 991-0791
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURE

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On November 14, 2005, TASER International, Inc. (the “Company”) concluded that its financial statements at March 31, 2005 and June 30, 2005 and for the periods then ended, included in its Form 10-Qs for the periods ended March 31, 2005 and June 30, 2005, respectively, should no longer be relied upon due to an error in those financial statements which resulted from the incorrect accrual of legal and other professional fees for those periods. Beginning in the first quarter of 2005, the Company experienced a significant increase in outside legal and other professional expenses. The Company recently determined that its internal controls surrounding the recording of legal and professional fees in the appropriate accounting period were not operating effectively. Certain of the invoices relating to the work performed were not received by the Company’s accounting department until after the Company had closed its books and reported its financial results for such periods due to delays on the part of third parties in delivering or communicating such invoices to the Company. As a result, certain invoices were recorded in the incorrect period. Correction of these errors will result in shifting of expenses among the first three quarters of 2005 with expenses expected to increase in the first quarter of 2005 and decrease in the second quarter of 2005 from the figures included in the previously filed Form 10-Qs. There will be a corresponding decrease/increase in net income for the first and second quarters resulting from the change in expenses. The restatement will have no impact on revenues for the periods.
     The Company also expects that the restatement will have the effect of decreasing its legal and professional fees for the third quarter of 2005. Total sales, general and administration expenses for the third quarter of 2005 are expected to decrease from the $7.0 million previously reported by the Company on October 26, 2005 to approximately $6.9 million. The year to date 2005 sales, general and administration expenses are expected to decrease from the $19.8 million previously reported on October 26, 2005 to approximately $19.7 million. The Company’s net income for the third quarter of 2005 is expected to increase by approximately $60,000 from the number previously reported on October 26, 2005 to approximately $0.3 million. Net income for year to date 2005 is expected to increase from the $0.9 million previously reported on October 26, 2005 to approximately $1.0 million.
     The Company is completing its analysis of the impact of this adjustment and amended Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005 will be filed to reflect the restatement. In addition, the Company is completing its analysis of the impact of this adjustment on its financial statements for the quarter ended September 30, 2005 and has filed for an extension of time to file its Form 10-Q for the quarter ended September 30, 2005.
     The Company’s audit committee was first informed by management of the error on November 11, 2005, and the Company’s Chief Financial Officer and the audit committee have discussed the item with the Company’s independent registered public accounting firm.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2005	TASER International, Inc.
	By:	/s/ DANIEL BEHRENDT
Daniel Behrendt
Chief Financial Officer